Exhibit 10.nn

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of January 31, 2013, is by and among Polaris Industries Inc. a Minnesota corporation (the “Borrower” and, collectively with any designated Foreign Borrower, the “Borrowers”), the lenders from time to time party to the Credit Agreement (the “Lenders”) that are parties hereto, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, one of the Lenders, as lead arranger, lead book runner, and administrative agent for the Lenders, (in such capacity, the “Agent”).

RECITALS

1.	The Borrowers, the Lenders, and the Agent entered into a Credit Agreement dated as of August 18, 2011, as amended by a First Amendment to Credit Agreement dated as of December 20, 2011 (as so amended, the “Credit Agreement”).

2.	The Borrowers desire to amend certain provisions of the Credit Agreement and the Agent and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1. Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires.

Section 2. Amendments. The Credit Agreement is hereby amended as follows:

2.1. Definitions. Article I of the Credit Agreement is amended as follows:

(a) The following new definition of “Discretionary Currency” is added:

“Discretionary Currency” means any currency other than an Agreed Currency which is requested by the Borrowers and acceptable to an LC Issuer in its sole discretion at the time of each issuance of a Facility LC to be denominated in such other currency. For the avoidance of doubt, the decision by an LC Issuer to issue a Facility LC denominated in a particular currency (other than an Agreed Currency) shall not imply any agreement by such LC Issuer to issue future Facility LCs in the same currency.

(b) The definitions of “Dollar Amount,” “Facility Termination Date,” “Guarantor,” “Joint Venture Basket,” “Material Subsidiary,” and “PAI Basket” in Article I of the Credit Agreement are amended and restated in their respective entireties as follows:

“Dollar Amount” means, on any date of determination, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in an Agreed Currency or Discretionary Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 2.2 using the Exchange Rate with respect to such Agreed Currency or Discretionary Currency at the time in effect or determined by the LC Issuer pursuant to Section 2.12(a) based on its actual cost of funds and in accordance with its standard practices.

“Facility Termination Date” means January 31, 2018, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Guarantor” means the Subsidiaries party to the Guaranty from time to time.

“Joint Venture Basket” means Indebtedness incurred by, Guaranties made by, or Investments made by, the Company or its Subsidiaries to support the Company’s consumer finance program (other than Acceptance Partnership) or other joint ventures in an aggregate amount not to exceed the greater of $200,000,000 or twenty percent (20%) of Consolidated Net Worth. For the avoidance of doubt, the Joint Venture Basket shall include obligations to purchase the property of another Person from a creditor of such other Person who has repossessed such property as a result of a default by such other Person under a retail consumer finance program financing arrangement with such creditor.

“Material Subsidiary” means a Subsidiary that is a Guarantor or a Pledged Subsidiary.

“PAI Basket” means Guaranties made by, or Investments made by, (i) PAI as a general partner of Acceptance Partnership and (ii) the Company and PAI consisting of capital contributions or obligations to make capital contributions, in an amount not to exceed the sum of (A) the existing obligations set forth on Schedule 1.4 plus (B) an additional $125,000,000 incurred during the term of this Agreement.

2.2. Commitment. The first sentence of Section 2.1 of the Credit Agreement is amended and restated in its entirety as follows: “From and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrowers in Agreed Currencies, participate in Facility LCs issued in Agreed Currencies, and participate in

Facility LCs issued in Discretionary Currencies at the discretion of an LC Issuer, in each case upon the request of the Borrowers; provided, that (i) after giving effect to the making of each such Loan and the issuance of each such Facility LC, the Dollar Amount of Lender’s Outstanding Credit Exposure shall not exceed its Commitment, and (ii) all Base Rate Loans shall be made in Dollars.”

2.3. Method of Payment. The following sentence is added to the end of Section 2.12(a): “Notwithstanding anything to the contrary herein, reimbursements pursuant to Section 2.19.6 of amounts paid by the LC Issuer in respect of Facility LCs shall be paid in Dollars in an amount equal to the Dollar Amount of such amounts determined by such LC Issuer as of the applicable LC Payment Date.”

2.4. Facility LCs. Section 2.19.1(a) and (c) of the Credit Agreement are amended and restated in their respective entireties as follows:

(a) From and after the Effective Date, each Existing Letter of Credit shall, subject to the terms and conditions hereof, constitute a Letter of Credit hereunder. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit denominated in Dollars, any other Agreed Currency, or any Discretionary Currency acceptable to such LC Issuer (each Letter of Credit issued on and after the Effective Date pursuant to this Section 2.19, together with each Existing Letter of Credit, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Effective Date and prior to the Facility Termination Date upon the request of a Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate Dollar Amount of the outstanding LC Obligations shall not exceed the Facility LC Sublimit and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. Unless approved by all the Lenders, no Facility LC shall have an expiry date later than one year after its issuance.

(c) If a Borrower so requests, an LC Issuer may, in its sole and absolute discretion, agree to issue an Auto-Extension Facility LC; provided that any such Auto-Extension Facility LC must permit the LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Facility LC) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Facility LC is issued. Unless otherwise directed by such LC Issuer, the Borrower shall not be required to make a specific request to the LC Issuer for any such extension. Once an Auto-Extension Facility LC has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the extension of such Facility LC at any time; provided, however, that the LC Issuer shall not permit any such extension if (A) the LC Issuer has determined (or has been advised by the Administrative Agent on or before the day that is seven Business Days before the Non-Extension Notice Date) that it would not be permitted, or would have no obligation, at such time to issue such Facility LC in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (i) or (ii) of Section 2.19.1(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the LC Issuer not to permit such extension.

2.5. Reimbursement by Lenders. Section 2.19.5 of the Credit Agreement is amended by deleting the phrase “to reimburse the LC Issuer” and replacing it with the phrase “to reimburse the LC Issuer through the Administrative Agent.”

2.6. Reimbursement by Borrowers. Section 2.19.6 of the Credit Agreement is amended as follows:

(a)	The phrase “reimburse the LC Issuer” is replaced with the phrase “reimburse the LC Issuer through the Administrative Agent.”

(b)	The phrase “The LC Issuer will pay to each Lender” is replaced with the phrase “The Administrative Agent will pay to each Lender.”

(c)	The phrase “such Lender has made payment to the LC Issuer” is replaced with the phrase “such Lender has made payment to the LC Issuer through the Administrative Agent.”

2.7. Cash Collateral. Section 2.19.11 is amended and restated in its entirety as follows:

The Company agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC issued for the account of any Borrower, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (each, a “Facility LC Collateral Account”), in the name of the Company but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which neither the Company nor any Foreign Borrower shall have an interest other than as set forth in Section 8.1. The Company hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Company’s right, title and interest in and to all funds which may from time to time be on deposit in a Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations of the Company and the Foreign Borrowers. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding 30 days. No later than the fifth Business Day prior to the Facility Termination Date, the Borrowers will deposit into the Facility LC Collateral Account cash collateral in in an amount equal to the sum of (a) 105% of the Dollar Amount of LC Obligations with respect to Facility LCs denominated in Agreed Currencies, plus (b) 115% of the Dollar Amount of LC Obligations with respect to Facility LCs denominated in Discretionary Currencies. Except as specifically required in the preceding sentence, nothing in this Section 2.19.11 shall require, or obligate the Administrative Agent to require, the Company or any Foreign Borrower to deposit any funds in a Facility LC Collateral Account, or limit the right of the Administrative Agent to release any funds held in a Facility LC Collateral Account in each case other than as required by Section 8.1

2.8. Subsidiaries. The first sentence of Section 5.8 is amended by deleting the phrase “as of the Effective Date” and replacing it with the phrase “as of January 31, 2013.”

2.9. Material Subsidiaries. Section 6.2 is amended and restated in its entirety as follows:

The Company shall cause Subsidiaries to be Material Subsidiaries such that, at all times, (a) the Property of the Company and its Material Subsidiaries shall be at least eighty percent (80%) of the aggregate Property of the Company and its Subsidiaries on a consolidated basis, (b) the revenue of the Company and its Material Subsidiaries for the most recent four fiscal quarters shall be at least eighty percent (80%) of the Consolidated Revenue for such four fiscal quarters and (c) the net income of the Company and its Material Subsidiaries for the most recent four fiscal quarters shall be at least eighty percent (80%) of the Consolidated Net Income for such four fiscal quarters; provided once a Subsidiary is a Material Subsidiary it shall remain a Material Subsidiary unless such Material Subsidiary is the subject of a disposition permitted pursuant to Section 6.15. The Company shall update Schedule 5.8 from time to time as necessary to include any Subsidiary which becomes a Material Subsidiary, but failure to do so shall have no impact on whether a Subsidiary is a Material Subsidiary.

2.10. Investments. Section 6.16(viii) is amended and restated in its entirety as follows:

(viii) Additional Investments in Foreign Subsidiaries;

2.11. Restricted Payments. Section 6.20 of the Credit Agreement is amended and restated in its entirety to read as follows:

Section 6.20 [Reserved.]

2.12. Defaults.

(a) Section 7.12 is amended and restated in its entirety to read as follows:

One or more judgments, orders, or decrees shall be entered against the Company or any one or more of its Subsidiaries involving a liability of $50,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable or (B) 60 days;

(b) Clause (c) of Section 7.13 is amended by deleting “$10,000,000” where it appears therein and replacing it with “$25,000,000.”

2.13. Pricing Schedule. The Pricing Schedule of the Credit Agreement is amended and restated in its entirety as set forth on Exhibit A hereto.

2.14. Subsidiaries Schedule. Schedule 5.8 of the Credit Agreement is amended and restated in its entirety as set forth on Exhibit B hereto.

Section 3. Effectiveness of Amendments. The amendments in this Amendment will be effective upon delivery by the Borrowers of, and compliance by the Company with, the following:

3.1. This Amendment, duly executed by the Company, the Agent, and the Lenders constituting the Required Lenders (whether the same or different copies) and delivered (including by way of telecopy or other electronic transmission (including by e-mail in .pdf format), in each case with original signatures to follow promptly thereafter) to the Agent.

3.2. A fee letter (the “Amendment Fee Letter”) duly executed by the Company and the Agent for the benefit of the Agent and the Lenders.

3.3. The Agent shall have received a certificate of an Authorized Officer of the Company (a) certifying that no Default or Event of Default has occurred and is continuing after giving effect to this Amendment, (b) certifying that the execution, delivery, and performance of this Amendment, the Credit Agreement as amended by this Amendment and the other documents and agreements required to be delivered by the Company hereunder (collectively, the “Amendment Documents”) have been duly authorized, (c) certifying to and attaching a true and accurate copy of the resolutions or unanimous written consent of the board of directors of the Company authorizing the execution, delivery, and performance of the Amendment Documents, and (d) certifying that no consent or governmental or regulatory approval is necessary in connection with the consummation of the Amendment Documents other than any consents or approvals already obtained, copies of which have been delivered to the Agent.

3.4. The Agent shall have received all fees due and payable to it for the benefit of itself and the Lenders pursuant to the Amendment Fee Letter.

3.5. The Company shall have satisfied such other conditions as specified by the Agent in writing prior to the execution of this Amendment.

Section 4. Affirmation of Credit Agreement, Further References, Affirmation of Security Interest. The Agent, the Lenders, and the Borrowers each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions, and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended to refer to the Credit Agreement as amended by this Amendment. Each Borrower confirms to the Agent and the Lenders that all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants, and representations of the Borrowers under the Loan Documents and any and all other documents and agreements entered into with respect to the obligations under the Credit Agreement are hereby ratified and affirmed in all respects by the Borrowers.

Section 5. Merger and Integration, Superseding Effect. This Amendment, on and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.

Section 6. Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument, or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted so as to be effective, valid, and enforceable under the applicable law of any jurisdiction, but if any provision of this Amendment, the other Amendment Documents, or any other statement, instrument, or transaction contemplated hereby or thereby or relating hereto or thereto is held to be prohibited, invalid, or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity, or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, the other Amendment Documents, or any other statement, instrument, or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity, or enforceability of such provision in any other jurisdiction.

Section 7. Successors. The Amendment Documents shall be binding upon the Borrowers, the Lenders, the Agent, and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Agent, the Lenders, and the successors and assigns of the Agent and the Lenders.

Section 8. Expenses. The Borrowers shall pay the Agent, upon execution of this Amendment if requested in advance in writing, the fees and expenses as provided in Section 9.6(a) of the Credit Agreement.

Section 9. Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 10. Counterparts. The Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document.

Section 11. Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL LENDERS, THEIR HOLDING COMPANIES, AND THEIR AFFILIATES.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

POLARIS INDUSTRIES INC.

By:	/s/ Michael Malone
Name:	Michael W. Malone
Its:	VP – Finance, CFO

Second Amendment to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender, as LC Issuer and as Administrative Agent

By:	/s/ Peter I. Bystol
Name:	Peter I. Bystol
Its:	Senior Vice President

Second Amendment to Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ G. David Cole
Name:	G. David Cole
Its:	Authorized Signatory

Second Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian Buck
Name:	Brian Buck
Its:	Director

Second Amendment to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Christine Howatt
Name:	Christine Howatt
Its:	Authorized Signatory

Second Amendment to Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Mark J. Leveille
Name:	Mark J. Leveille
Its:	Vice President
Comerica Bank

Second Amendment to Credit Agreement

FIFTH THIRD BANK, an Ohio banking corporation, as a Lender

By:	/s/ Matthew B. Hils
Name:	Matthew B. Hils
Its:	Vice President/Credit Officer

Second Amendment to Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender and as LC Issuer

By:	/s/ Marc Sanchez
Name:	Marc Sanchez
Its:	Vice President

Second Amendment to Credit Agreement

BANK OF THE WEST, as a Lender

By:	/s/ Ole Koppang
Name:	Ole Koppang
Its:	Vice President

Second Amendment to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ryan Smith
Name:	Ryan Smith
Its:	Assistant Vice President

Second Amendment to Credit Agreement

SOVEREIGN BANK, as a Lender

By:	/s/ Pedro Bell Astorza
Name:	Pedro Bell Astorza
Its:	SVP – Large Corporate Banking
Sovereign Bank N.A.
45 East 53rd Street – 10th Floor
New York NY 10022

Second Amendment to Credit Agreement

EXHIBIT A TO

SECOND AMENDMENT TO

CREDIT AGREEMENT

PRICING SCHEDULE

PRICING SCHEDULE

APPLICABLE MARGIN	TIER I STATUS	TIER II STATUS	TIER III STATUS	TIER IV STATUS
Eurocurrency Rate	1.30%	1.20%	1.05%	0.90%

Base Rate	0.30%	0.20%	0.05%	0.0%

APPLICABLE FEE RATE	TIER I STATUS	TIER II STATUS	TIER III STATUS	TIER IV STATUS
Facility Fee	0.20%	0.15%	0.125%	0.10%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(i) or (ii).

“Status” means either Tier I Status, Tier II Status, Tier III Status or Tier IV Status.

“Tier I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrowers have not qualified for Tier II Status, Tier III Status or Tier IV Status.

“Tier II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Tier III Status or Tier IV Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Tier III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrowers have not qualified for Tier IV Status and (ii) the Leverage Ratio is less than 1.75 to 1.00.

“Tier IV Status” exists at any date if as of the last day of the fiscal quarter of the Company referred to in the most recent Financials the Leverage Ratio is less than 1.00 to 1.00.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrowers’ Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of such Financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such Financials of the Company and its Subsidiaries is so required. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

EXHIBIT B TO

SECOND AMENDMENT TO

CREDIT AGREEMENT

SCHEDULE 5.8

Subsidiaries

(Attached)

SCHEDULE 5.8

Subsidiaries

Material Subsidiaries

Name	Jurisdiction	Type of Entity	Parent	Percentage Ownership
Polaris Acceptance Inc.	Minnesota	Corporation	Polaris Industries Inc. (MN)	100.00%

Polaris Industries Inc.	Delaware	Corporation	Polaris Industries Inc. (MN)	100.00%

Polaris Industries Manufacturing LLC	Minnesota	Limited Liability Company	Polaris Industries. (DE)	100.00%

Polaris Sales Inc.	Minnesota	Corporation	Polaris Industries Inc. (DE)	100.00%

Polaris Direct Inc.	Minnesota	Corporation	Polaris Sales Inc.	100.00%

Polaris Insurance Services LLC	Minnesota	Limited Liability Company	Polaris Industries Inc. (DE)	100.00%

Polaris Sales Europe Inc.	Minnesota	Corporation	Polaris Sales Inc.	100.00%

Indian Motorcycle Company	Delaware	Corporation	Polaris Industries Inc. (DE)	100.00%

Indian Motorcycle International, LLC	Delaware	Limited Liability Company	Polaris Industries Inc. (DE)	100.00%

Indian Motorcycle USA LLC	Delaware	Limited Liability Company	Indian Motorcycle International, LLC	100.00%

Resilient Technologies LLC	Wisconsin	Limited Liability Company	Polaris Industries Inc. (DE)	100.00%

Teton Outfitters, LLC	Idaho	Limited Liability Company	Polaris Sales Inc.	100.00%

Polaris Industries Holdco LP	Cayman Islands	Limited Partnership	Polaris Sales Inc.	99.99%

			Polaris Industries LLC	0.01%

Polaris Industries Ltd.	Manitoba, Canada	Corporation	Polaris Industries Inc. (DE)	100.00%

Polaris Sales Australia Pty Ltd.	Australia	Corporation	Polaris Sales Inc.	100.00%

Material Subsidiaries (continued)

Name	Jurisdiction	Type of Entity	Parent	Percentage Ownership
Polaris Britain Limited	United Kingdom	Corporation	Polaris Industries Holdco LP	100.00%

Polaris Scandinavia AB	Sweden	Corporation	Polaris Britain Limited	100.00%

Polaris Norway AS	Norway	Corporation	Polaris Scandinavia AB	100.00%

Polaris France SAS	France	Corporation	Polaris Britain Limited	100.00%

Goupil Industrie S.A.	France	Corporation	Polaris France SAS	100.00%

Polaris Germany GmbH	Germany	GmbH	Polaris Britain Limited	100.00%

Polaris Sales Spain, S.L.	Spain	SL	Polaris Britain Limited	100.00%

Polaris Sales Europe Sarl	Switzerland	Sarl	Polaris Britain Limited	100.00%

Swissauto powersports LLC	Switzerland	Sarl	Polaris Sales Inc.	100.00%

North Pole Star LLC	Mexico	Limited Liability Company	Polaris Sales Europe Sarl	99.00%
			Polaris France SA	1.00%

Victory Motorcycles Australia Pty Ltd	Australia	Corporation	Polaris Sales Australia Pty Ltd.	100.00%

Archea Sp. z o.o.	Poland	Limited Liability Company	Polaris Britain Limited	100.00%

Other Subsidiaries

Name	Jurisdiction	Type of Entity	Parent	Percentage Ownership

Polaris of Brazil Import and Trade of Vehicles and Motorcycles LLC	Brazil	Limited Liability Company	Polaris Sales Inc.	99.99%
			Polaris Industries Inc. (DE)	0.01%

Polaris China Ltd.	China	Limited Liability Company	Polaris Sales Inc.	100.00%

Polaris India Private Ltd.	India	Corporation	Polaris Sales Inc.	100.00%

Polaris Industries LLC	Delaware	Limited Liability Company	Polaris Sales Inc.	100.00%

KLIM Europe ApS	Denmark	PVT Limited Company	Teton Outfitters, LLC	100.00%

KLIM Canada Ltd.	Canada	Corporation	Teton Outfitters, LLC	100.00%

Eicher Polaris Private Ltd.	India	Corporation	Polaris Industries Inc. (DE)	50.00%

3